Exhibit 99.1

AGTC Announces Financial Results and Business Update for the Quarter Ended December 31, 2021

-Company on track to provide 3-month interim SKYLINE trial results in 2Q 2022-

-Company to host management update and webcast today at 8:00 a.m. ET-

GAINESVILLE, Fla. and CAMBRIDGE, Mass., February 14, 2022 — Applied Genetic Technologies Corporation (Nasdaq: AGTC), a clinical stage biotechnology company focused on the development and commercialization of adeno-associated virus (AAV)-based gene therapies for the treatment of rare and debilitating diseases with an initial focus on inherited retinal diseases (IRDs), today announced financial results for the quarter ended December 31, 2021.

“We enter 2022 with significant momentum from the recent buildout of our management team, completion and reporting of several milestones, and updates on future milestones across our development pipeline, including key events for our achromatopsia and X-linked retinitis pigmentosa programs in the first half of the year,” said Sue Washer, President and CEO of AGTC. “In achromatopsia, we believe we have identified an appropriate dose for a potential Phase 2/3 trial in achromatopsia B3 program and intend to move that program forward subject to the receipt of end of phase 2 feedback from the FDA, expected in the first half of this year. In the second quarter, we expect to provide an update on our XLRP program with interim 3-month data from the SKYLINE trial. We believe both the XLRP and achromatopsia B3 programs have the potential to be best in class therapies for patients and are excited to move these important therapies one step closer to potential approval and commercialization. We are also seeing progress in our earlier stage programs in ophthalmology, otology and CNS and look forward to providing additional updates on each of those programs throughout the year in addition to the completion of our new manufacturing facility.”

Recent Highlights

AGTC-501 for X-linked Retinitis Pigmentosa (XLRP)

The Company is currently conducting multiple clinical trials of AGTC-501, its lead gene therapy development program for the treatment of XLRP, including the ongoing Phase 1/2 dose ranging trial, the Phase 2 SKYLINE trial, and the Phase 2/3 VISTA trial in support of a potential filing of a Biologics License Application (BLA). Earlier this year, the Company announced it had exceeded the enrollment target in the Company’s Phase 2 SKYLINE trial with a total of 14 patients enrolled across the high and low dose groups.

In May 2021, the Company reported positive 12-month data from the highest dose groups in the Phase 1/2 clinical trial, including 12-month data from Groups 5 and 6 that reflected a 50% response rate among patients who meet the inclusion criteria for the SKYLINE and VISTA trials. Based on the data generated to date, AGTC-501 also has a favorable safety profile. These data, together with the data presented at the Fourteenth International Symposium on Retinal Degeneration in September 2021 that indicated a correlation between improvements in macular structure and visual function, add to the growing body of evidence suggesting that AGTC-501 has the potential to be a best-in-class treatment for patients with XLRP.

Over the next 12 months, the Company expects to achieve the following milestones for AGTC-501:

•	Release of 3-month interim SKYLINE trial results in 2Q 2022;

•	Release of 24-month results from the ongoing Phase 1/2 clinical trial in 3Q 2022;

•	Release of 12-month SKYLINE trial results in 1Q 2023; and

•	Release of interim VISTA trial results in 1H 2023.

Achromatopsia (ACHM)

The Company recently announced data from the highest dose pediatric cohorts in the AGTC-401 and AGTC-402 clinical trials, which were consistent with the previously reported adult data for these programs. Enrollment in both clinical trials is complete.

The recent data from the Phase 1/2 clinical trial of AGTC-401 in achromatopsia B3 (ACHMB3) patients are supportive of prior results. The trial met its primary objective, which was the identification of a well-tolerated dose that provides clinical benefit to patients, and the Company intends to advance AGTC-401 into the next stage of clinical development pending end of Phase 2 feedback from the U.S. Food and Drug Administration (FDA) that is expected in the first half of 2022. The most recent data from the AGTC-401 trial included interim 3-month pediatric results and additional adult and pediatric safety results, with follow up as long as 24 months. In the 1.1E+12 vg/mL dose group, the Company defined two pediatric patients (17 and 7 years old) as responders based on improvements in visual sensitivity. Therefore, of the three adults and four children (total n=7) in the 1.1E+12 vg/mL dose group when including the adult data, four (>50%) are visual sensitivity responders. These patients also had improvements in quality of life as measured by a patient reported outcome survey developed specifically for patients with achromatopsia. The two other pediatric patients in the 1.1E+12 vg/mL dose group and two pediatric patients under 7 years in the 3E+12vg/mL dose group (total n=4) could not sufficiently concentrate and consistently complete the visual sensitivity testing. Similar to other trials where endpoints are adapted for young children, AGTC plans to work closely with clinicians and regulators to develop potential adaptations for younger patients for visual sensitivity testing. The final pediatric patient in the 3E+12 vg/mL dose group could complete the test but was a non-responder.

Results for the AGTC-402 clinical trial in achromatopsia A3 (ACHMA3) patients are also consistent with previously reported results in adults, providing no indication of clinical improvements, and do not support further clinical development. Most patients with ACHMA3 express a mutant protein which the Company believes may have impacted results seen in patients that received AGTC-402. This mutant protein is not typically found in patients with CNGB3 mutations.

As previously reported, in both the ACHMB3 and ACHMA3 trials and only in pediatric patients, treatment with the highest doses of AGTC-401 and AGTC-402 led to three cases of severe ocular inflammation, which were reported as Suspected Unexpected Serious Adverse Reactions (SUSARs). No new additional SUSARs or SAEs in adults or children, have been reported and the inflammation in all previously reported SUSARs improved with an adjusted steroid regimen. Two SUSARs (one in ACHMA3 and one in ACHMB3) have since fully resolved and one (ACHMA3) continues to resolve, with all three patients’ best corrected visual acuity returning to baseline.

Bionic Sight Collaboration

In March 2021, the Company’s collaborator, Bionic Sight, LLC (Bionic Sight), announced promising initial Phase 1/2 data in a retinitis pigmentosa optogenetics study that showed that treated patients, all of whom have complete or near-complete blindness, can now see light and motion, and, in two cases, can detect the direction of motion. Bionic Sight is now moving to enroll patients at higher doses in this trial.

Manufacturing Facility

Construction of AGTC’s new leased manufacturing and quality control facility is in process with initial operations at the facility expected to begin in 4Q 2022. The facility is a key part of the Company’s strategy to expedite the potential BLA filing and commercial launch, subject to FDA approval, of its candidate for the treatment of XLRP, support the manufacture and supply of materials for ACHMB3 late stage clinical trials, and other earlier stage programs.

Preclinical Programs

In addition to its advanced clinical stage development programs in XLRP and ACHMB3, AGTC has a broad and diversified preclinical pipeline addressing patient populations with significant unmet needs in ophthalmology and central nervous system (CNS) indications, including AGTC-701 for the treatment of the dry form of age-related macular degeneration (dAMD), AGTC-601 for the treatment of Frontotemporal Dementia (FTD) and AGTC-801 for the treatment of Amyotrophic Lateral Sclerosis (ALS). In addition, AGTC has a program targeting non-syndromic hearing loss through its collaboration with Otonomy, Inc. (Otonomy). AGTC-701 and AGTC-601 are in advanced preclinical development with toxicology and biodistribution studies planned for 2022 which if successful will support IND filings. The program with Otonomy is expected to move forward with an Investigational New Drug (IND) application in the first half of 2023.

Leadership Appointments

With the recent additions of Abraham Scaria, Ph.D. as Chief Scientific Officer and Hope D’Oyley-Gay as General Counsel, AGTC has now completed the buildout of a world class management team capable of leading the Company through the next stages of anticipated growth. Dr. Scaria has more than 25 years of experience in the biotech and pharmaceutical industries, with deep knowledge in discovery research, preclinical studies and Phase 1/2 clinical trials, with a focus on gene therapies to treat rare diseases. Ms. D’Oyley-Gay has more than 25 years of legal experience, with the majority of her career spent in the healthcare industry, and deep knowledge of pharmaceutical, gene therapy and life sciences companies.

Financial Results for the Three and Six Months Ended December 31, 2021

R&D Expenses: Research and development expenses for the three and six months ended December 31, 2021, were $14.5 million and $26.8 million, respectively, compared to $11.8 million and $23.4 million, respectively, during the comparable 2020 periods. The increase of $3.4 million during the 2021 six-month period was primarily due to: (i) increased external spending for AGTC’s research and discovery program targeting FTD, which was primarily due to planned material production costs; (ii) increased external spending for the SKYLINE trial due to planned clinical activities; and (iii) higher employee-related costs from increased headcount. These increases were partially offset by decreased external spending on the XLRP development program, primarily due to a reduction in clinical manufacturing activities to support the VISTA clinical trial, and overall reduced spending on the ACHM development program.

G&A Expenses: General and administrative expenses for the three and six months ended December 31, 2021 were $4.0 million and $8.1 million, respectively, compared to $3.3 million and $6.7 million, respectively, during the comparable 2020 periods. The increase of $1.4 million during the 2021 six-month period was primarily due to compensation for new employees, incremental share-based compensation costs and higher operating and business development costs pertaining to AGTC’s recurring operations, partially offset by lower legal fees.

Interest Expense: Interest expense for the three and six months ended December 31, 2021 increased by $0.3 million and $0.7 million, respectively, when compared to the comparable 2020 periods due to supplemental borrowing by the Company in May 2021 under its amended loan agreement with Hercules Capital, Inc.

Net Loss: The Company’s net loss for the three and six months ended December 31, 2021 was $19.1 million and $36.3 million, respectively, compared to $15.5 million and $30.8 million, respectively, during the comparable 2020 periods.

Financial Guidance: As of December 31, 2021, the Company’s cash and cash equivalents totaled $72.8 million. Management believes that these funds will be sufficient to allow the Company to generate data from its ongoing and planned clinical programs and fund currently planned research and discovery programs into calendar year 2023.

Conference Call and Webcast

AGTC will host a conference call and webcast to review business operations and discuss financial results for the quarter ended December 31, 2021 today at 8:00 a.m. ET. To access the call, dial 877-407-6184 (US) or 201-389-0877 (outside of the US). A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events-and-presentations.

Please log in approximately 10 minutes prior to the scheduled start time. The archived webcast will be available in the Events and Presentations section of the Company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is a leader in designing and constructing all critical gene therapy elements and bringing them together to develop customized therapies with the potential to address unmet patient needs. AGTC’s most advanced clinical programs in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3) leverage its best-in-class technology platform to potentially improve vision for patients with inherited retinal diseases. Its preclinical programs build on the Company’s industry leading AAV manufacturing technology and scientific expertise. AGTC is advancing multiple important pipeline candidates to address substantial unmet clinical need in optogenetics, otology and CNS disorders, and has entered into strategic collaborations with companies including Bionic Sight, an innovator in the emerging field of optogenetics and retinal coding and Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology. For more information, please visit https://agtc.com/.

Forward-Looking Statements

This release contains forward-looking statements that reflect AGTC’s plans, estimates, assumptions and beliefs, including statements about the potential and expected timeline for the Company’s late-stage development programs in X-Linked Retinitis Pigmentosa (XLRP) and Achromatopsia (ACHM), the timing and potential of the Company’s preclinical programs, partnered programs and collaborations, and the timing for an impact of its planned manufacturing facilities. Forward-looking statements include information concerning possible or assumed future results of operations, financial guidance, business strategies and operations, preclinical and clinical product development and regulatory progress, potential growth opportunities and potential market opportunities. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others: gene therapy is still novel with only a few approved treatments so far; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate or receive reasonable reimbursement; uncertainty inherent in clinical trials and the regulatory review process; risks and uncertainties associated with drug development and commercialization; risks and uncertainties associated with constructing and potentially commencing operations in the Company’s leased manufacturing and quality control facility; the direct and indirect impacts of the ongoing COVID-19 pandemic on the Company’s business, results of operations, and financial condition; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Risk Factors” in our most recent annual report on Form 10-K, as updated by subsequent quarterly reports on Form 10-Q and in other reports we file with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

In thousands	December 31, 2021	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$72,771	$105,052
Investments	—	2,000
Prepaid and other current assets	2,597	2,655

Total current assets	75,368	109,707
Property and equipment, net	4,416	4,658
Intangible assets, net	1,345	1,287
Investment in Bionic Sight, LLC	7,937	8,000
Right-of-use assets—operating leases	3,167	3,167
Right-of-use asset—financing lease	11	34
Other assets	126	113

Total assets	$92,370	$126,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,674	$1,879
Accrued and other liabilities	14,486	14,500
Lease liabilities—operating	1,227	1,116
Lease liability—finance	13	38
Current portion of long-term debt	6,714	2,181

Total current liabilities	24,114	19,714
Lease liabilities—operating, net of current portion	3,133	3,418
Long-term debt, net of debt discounts and deferred financing fees	13,538	17,727
Other liabilities	95	299

Total liabilities	40,880	41,158

Stockholders’ equity:
Preferred stock	—	—
Common stock	43	43
Additional paid-in capital	327,235	325,245
Treasury stock	(256)	(211)
Accumulated deficit	(275,532)	(239,269)

Total stockholders’ equity	51,490	85,808

Total liabilities and stockholders’ equity	$92,370	$126,966

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
In thousands, except per share data	2021	2020	2021	2020
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	14,454	11,811	26,779	23,437
General and administrative and other	3,989	3,304	8,089	6,740

Total operating expenses	18,443	15,115	34,868	30,177

Loss from operations	(18,443)	(15,115)	(34,868)	(30,177)

Other income (expense), net:
Investment income, net	6	29	12	93
Interest expense	(675)	(335)	(1,344)	(667)

Total other income (expense), net	(669)	(306)	(1,332)	(574)

Loss before provision for income taxes	(19,112)	(15,421)	(36,200)	(30,751)
Provision for income taxes	—	20	—	41

Loss before equity in net losses of an affiliate	(19,112)	(15,441)	(36,200)	(30,792)
Equity in net losses of an affiliate	(32)	(21)	(63)	(50)

Net loss	$(19,144)	$(15,462)	$(36,263)	$(30,842)

Weighted average shares outstanding:
Basic	42,886	25,883	42,855	25,850
Diluted	42,886	25,883	42,855	25,850
Net loss per common share:
Basic	$ (0.45)	$ (0.60)	$ (0.85)	$ (1.19)
Diluted	$ (0.45)	$(0.60)	$ (0.85)	$ (1.19)

IR Contact:

David Carey

Lazar FINN Partners

T: (212) 867-1768

david.carey@finnpartners.com

Corporate Contact:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com